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                                                                     Exhibit 4.2


                                 LUMINENT, INC.

                             STOCK OPTION AGREEMENT

        This Stock Option Agreement ("Agreement") is made effective as of the 11th day of July, 2000 by and between Luminent, Inc. (the "Company") and Eric I. Blachno (the "Optionee").

                                    RECITALS

        WHEREAS, the Company has retained Optionee as its Chief Financial
Officer;

        WHEREAS, the Company believes it to be in its best interest to, and has agreed to grant Optionee an option to purchase shares of Common Stock of the Company;

        WHEREAS, Optionee, in consideration of, among other things, the grant of this option, has accepted the Company's offer of employment on the terms set forth in that certain Letter Agreement dated July 11, 2000 from the Company and MRV Communications, Inc. to Optionee (the "Letter Agreement").

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:

        1. The Option(s). The Optionee may, at his option, purchase all or any part of an aggregate of 800,000 shares of Common Stock (the "Optioned Shares"), at the price of $6.25 per share (the "Option Price"), on the terms and conditions set forth herein.

        2. Exercise Dates and Exercise. The Option(s) shall be exercisable as to all or any portion of the specified number of Optioned Shares at any time or from time to time on and after the "First" dates set forth below (when such Option(s) shall respectively accrue and become vested), and on or before the "Last" dates (the Option Expiration Date) set forth below:

[25% of Number of Shares] September 7, 2000 to July 10, 2010

[25% of Number of Shares] July 11, 2001 to July 10, 2010

[25% of Number of Shares] July 11, 2002 to July 10, 2010

[25% of Number of Shares] July 11, 2003 to July 9, 2010

        Optionee acknowledges that he understands he has no right whatsoever to exercise the Option(s) granted hereunder with respect to any Optioned Shares covered by any installment until such installment accrues and vests as provided above and that all unaccrued installments shall cease to accrue on the date of termination of Optionee's employment with the Company, except as may otherwise be provided in the Letter Agreement. Optionee further understands that


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the Option(s) granted hereunder shall expire and become unexercisable as provided in Section 3 below.

        This Option shall be deemed exercised as to the shares to be purchased when written notice of such exercise has been given to the Company at its principal business office by the Optionee with respect to the Common Stock to be purchased. Such notice shall be accompanied or preceded by full payment in cash or cash equivalents of the Option Price or by a notification in customary form of the use by Optionee of a broker-assisted cashless exercise procedure.

        3. Early Exercise and/or Termination. Notwithstanding the provisions of Section 2, this Option shall be exercisable after a Change of Control or Sale of the Company (as such terms are defined in the Letter Agreement) or a termination of Optionee's employment with the Company only at the times, to the extent, and on the terms and conditions set forth in the Letter Agreement.

        4. Representations and Warranties; Registration of Shares Underlying Options. Optionee represents and warrants to the Company as follows:

               (a) He understands that neither the Option evidenced by this Agreement nor the Optioned Shares have been registered under the Securities Act of 1933, as amended (the "Act"), and are not freely tradable. The securities must be held indefinitely unless either a registration statement with respect to the securities is filed and declared effective under the Act or an exemption from the registration requirement of the Act is available.

               (b) He understands that the Company has no obligation to register any or all the Optioned Shares under the Act for distribution, except as otherwise provided in the Letter Agreement.

               (c) He acknowledges that as a condition to the exercise of any portion of this Option, the Company may require the Optionee to make any representation and/or warranty to the Company as may, in the reasonable judgment of counsel to the Company, be required under any applicable law or regulation, including but not limited to a representation and warranty that the Optioned Shares are being acquired only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required under the Act or any other applicable law, regulation or rule of any governmental agency; provided, however, that in accordance with the provisions of the Letter Agreement, the Company shall use its best efforts (including without limitation the timely filing of a registration statement under the Act and any registration or qualification required by applicable state securities laws) to achieve compliance with the Act or such other law, regulation or rule, as applicable, without requiring any such representation or warranty by Optionee. The Option and the Optioned Shares are being acquired for investment for Optionee's own account and not with a view to sale or resale, distribution (as that term is defined in the Act), or transfer, or to offers in connection therewith.

               (d) He is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Act, and has such knowledge and experience in financial and


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        business matters as to be able to evaluate the merits and risks of the acquisition of the securities, and, having had access to, or having been furnished with, all such information as he considers necessary, has concluded that he is able to bear those risks.

               (e) He acknowledges that the Company will, to the extent determined by the Company's legal counsel to be required by applicable law, affix a legend in substantially the following form to the certificates evidencing the Optioned Shares:

               The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, pledged, hypothecated, donated, or otherwise transferred, whether or not for consideration, unless either the securities have been registered under said Act or an exemption from such registration requirement is available. If the Shares are to be sold or transferred pursuant to an exemption from the registration requirement, the Company may require a written opinion of counsel, reasonably satisfactory to counsel for Company, to the effect that registration is not required.

        The Company shall without charge offer to substitute an unlegended certificate for any legended certificate promptly after the Optioned Shares represented by such legended certificate first become eligible for sale by Optionee pursuant to Rule 144(k) (or any successor provision) under the Act.

               (f) Prior to any proposed sale, pledge, hypothecation, gift, or other transfer, for value or otherwise, of any or all of the Option evidenced by this Agreement or the Optioned Shares or of any interest therein other than a sale in compliance with the requirements of Rule 144 under the Act (hereinafter, a "Transfer"), Optionee shall give written notice to the Company describing the Transfer. Optionee shall not effect any Transfer unless and until (a) the Company receives an opinion of Optionee's counsel, in form and substance reasonably acceptable to counsel for the Company, that the Transfer may be effected without registration under the Act and without registration or qualification under applicable state securities laws, (provided, however, that no such opinion shall be required in connection with any bona fide gift of the Optioned Shares to a member of Optionee's immediate family or a charitable or educational institution), and (b) satisfaction of such other conditions as may be reasonably required by counsel to the Company in order to assure compliance with the Act and with applicable state securities laws.

        5. No Enlargement of Rights. Nothing in this Agreement shall be construed to confer upon the Optionee any right to continued engagement by the Company or to restrict in any way the right of the Company to terminate its arrangement with Optionee subject to the terms of the Letter Agreement or any other applicable agreement between them.

        6. Withholding of Taxes. Optionee authorizes the Company to withhold, in accordance with any applicable law, from any amounts payable to Optionee any taxes required to be withheld by federal, state or local law as a result of the grant of the Option(s) or the issuance of stock pursuant to the exercise of such Option(s).


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        7.     Laws Applicable to Construction; Choice of Jurisdiction and
Forum. This Agreement shall be construed and enforced in accordance with the laws of the State of California, without reference to the conflict of laws provisions of any jurisdiction. The parties hereby submit to the exclusive jurisdiction of and venue in the state courts of the State of California or the federal courts located within or the Central District of California with respect to any disputes concerning the subject matter of this agreement.

        8. Agreement Binding on Successors. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors, transferees and assignees of the Optionee. The terms of this Agreement shall be binding upon the successors of the Company.

        9. Necessary Acts. The Optionee agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities laws; provided, however, that the Company shall use its best efforts to achieve compliance with such securities laws without any action by Optionee.

        10. Counterparts. For convenience this Agreement may be executed in any number of identical counterparts, each of which shall be deemed a complete original in itself and may be introduced in evidence or used for any other purpose without the production of any other counterparts.

        11. Invalid Provisions. In the event that any provision of this Agreement is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid and unenforceable provision was not contained herein.

        12. Adjustments upon Changes in Capitalization. If the outstanding shares of Common Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split or other similar event, then an equitable and proportionate adjustment shall be made in the number or kind of shares which may be issued upon exercise of the Options granted under this Agreement.

        13. Options Not Transferable. This Option may be exercised during the lifetime of the Optionee only by the Optionee. The Optionee's rights and interests under this Agreement and in and to the Option may not be sold, pledged, hypothecated, assigned, encumbered, gifted or otherwise transferred in any manner, either voluntarily or involuntarily by operation of law, except by will or the laws of descent or distribution.


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        IN WITNESS WHEREOF, the Company and the Optionee have executed this
Agreement effective as of the date first written hereinabove.

The Company

LUMINENT, INC


By       /s/ Noam Lotan
   ----------------------------
Name:     Noam Lotan
      -------------------------
Its:       Chairman
     --------------------------

Luminent, Inc.
20550 Nordhoff Street
Chatsworth, California 91311


Optionee

        /s/ Eric Blachno
-------------------------------
        Eric I. Blachno

Eric I. Blachno
11542 North Poema Place, #203
Chatsworth, CA 91311
Social Security No. ###-##-####



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